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                                                                   EXHIBIT 11.1



                       TRANSAMERICAN REFINING CORPORATION

                      Computation of Net Income Per Share
                     (In thousands, except per share data)


                                          NINE MONTHS ENDED
                                           OCTOBER 31, 1996
                                          ------------------


Weighted average shares outstanding               30,000

Common equivalent shares related to
   common stock purchase warrants                  7,458
                                              ----------

Weighted average common and common
   equivalent shares                              37,458
                                              ==========

Net income                                    $   27,197
                                              ==========

Net income per share                          $     0.73
                                              ==========